Exhibit 10.3

CREDIT AGREEMENT

dated as of

September 18, 2017

among

BCI IV OPERATING PARTNERSHIP LP

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent,

BANK OF AMERICA, N.A., as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent

WELLS FARGO SECURITIES, LLC, as Joint Lead Arranger and Joint Bookrunner

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

and

U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arranger

i

ii

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of September 18, 2017 among BCI IV OPERATING PARTNERSHIP LP, a Delaware limited partnership, the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, WELLS FARGO SECURITIES, LLC, as Joint Lead Arranger and Joint Bookrunner, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arranger and Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EBITDA” means, Consolidated EBITDA less, with respect to Properties owned by the Consolidated Group, the Capital Expenditure Reserve, and less, with respect to Properties owned by Unconsolidated Affiliates, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.

“Adjusted LIBO Rate” means, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to the applicable Interest Period published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained by the Administrative Agent with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America, in each case, as specified in Regulation D of the Board of Governors of the Federal Reserve System.  If, for any reason, the rate referred to in the preceding clause (i) is not published (the “Impacted Interest Period”), then the rate to be used for such clause (i) shall be reasonably determined by the Administrative Agent in good faith (on a basis that is neither arbitrary nor capricious) from another recognized and publicly available source or interbank quotation at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period (the “Interpolated Rate”).  Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in the Adjusted LIBO Rate  on the date on which such change in such maximum rate becomes effective.  If the Adjusted LIBO Rate determined as provided above would be less than zero, the Adjusted LIBO Rate shall be deemed to be zero.  Notwithstanding anything set forth in Section 9.02 to the contrary, selection of an Interpolated Rate for any Impacted Interest Period shall be made by the Administrative Agent in its sole, but reasonable, discretion in accordance with this definition above.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisor” means BCI IV Advisors LLC.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the recitals.

“Alternate Base Rate” means, for any day, the interest rate per annum equal to the greatest of (a) the prime rate of interest announced from time to time by Wells Fargo or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the Federal Funds Effective Rate plus 0.5% per annum and (c) the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable) on such day plus 1% per annum; provided, however, that if the Alternative Base Rate determined as provided above would be less than zero, then the Alternative Base Rate shall be deemed to be zero.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Trust, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” means the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment.  If any Revolving Commitments have terminated or expired, the Applicable Percentages for the Revolving Credit Facility shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, terminations or expirations, and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.  All references to Applicable Percentage in reference to Swingline Loans or Letters of Credit shall refer to a Lender’s Applicable Percentage in respect of the Revolving Credit Facility.

“Applicable Rate” means the following basis points per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(d):

CATEGORY	LEVERAGE RATIO	REVOLVER EURODOLLAR APPLICABLE MARGIN	REVOLVER ABR APPLICABLE MARGIN	TERM EURODOLLAR APPLICABLE MARGIN	TERM ABR APPLICABLE MARGIN
1	< 45%	160.0	60.0	N/A	N/A
2	>45% and <50%	170.0	70.0	N/A	N/A
3	>50% and <55%	195.0	95.0	N/A	N/A
4	>55% and <60%	215.0	115.0	N/A	N/A
5	>60%	250.0	150.0	N/A	N/A

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date the certificate is delivered pursuant to Section 5.01(d) (a “Compliance Certificate”); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Category 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day after the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Effective Date through the date of the next change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Category 1.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Under Development” means any Property (a) for which the Consolidated Group is actively pursuing construction, major renovation, or expansion of such Property or (b) for which no construction has commenced but all necessary entitlements (excluding foundation, building and similar permits) have been obtained in order to allow the Consolidated Group to commence constructing improvements on such Property.  Notwithstanding the foregoing, tenant improvements in a previously constructed Property shall not be considered an Asset Under Development and with respect to any existing Property only the major renovation or expansion portion of such Property shall be considered an Asset Under Development.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means (a) with respect to the Revolving Credit Facility, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments and (b) with respect to the Term Facility, the period described in the applicable request for increase of the Term Commitment delivered pursuant to Section 2.22(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means BCI IV OPERATING PARTNERSHIP LP, a Delaware limited partnership .

“Borrowing” means (a) Revolving Loans or Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base Covenants” means the covenants in Section 6.12.

“Borrowing Request” means a request by the Borrower for a Revolving Loan or Term Loan in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure Reserve” means $0.10 per square foot of leasable space (as annualized for the applicable ownership period).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means, six percent (6.00%).

“Cash Equivalents” means, as of any date:

(i)            securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)           mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)          certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)          certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)           bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)          repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)         short term promissory notes rated not less than A-1+ by S&P, and  not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)        commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests representing thirty percent (30%) or more of the of the voting stock of Trust; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors or trustees of the Trust (the “Board”) by Persons who were not (i) members of the Board on the date of this Agreement or (ii) nominated or appointed by the Board; (c) Trust consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which the Trust is the continuing or surviving entity); or (d) Trust fails to own, directly or indirectly, seventy percent (70%) of the Equity Interests of Borrower and be the sole general partner of Borrower (except for a merger of the Borrower into the Trust as permitted by Section 6.03(a)).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Communications” has the meaning assigned to such term in Section 9.01(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Unconsolidated Affiliate on Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments with respect to any such indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Unconsolidated Affiliate.

“Consolidated EBITDA” means, Consolidated Net Income plus, to the extent deducted or added to in the case of (vi) or (ix) below from revenues in determining Consolidated Net Income, (i) Recurring Interest Expense, (ii) expense taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted from or added to as a result of the application of FAS 141 as it pertains to above or below-market rents, (vii) non-cash expenses related to employee and trustee stock and stock option plans, (viii) non-recurring financing and acquisition related fees and costs, (ix) extraordinary losses incurred other than in the ordinary course of business, and (x) any Performance Fees paid in cash, provided that any addback of such payment pursuant to this clause (x) will only be permitted if payment of such Performance Fees is subordinated to payment of the Obligations pursuant to a subordination agreement substantially the same as the one delivered for the Expense Support Agreement on the Effective Date or otherwise on terms reasonably acceptable to the Administrative Agent (it being acknowledged and agreed that the Performance Fees are not required to be subordinated unless Borrower desires to add back Performance Fees as provided in this clause (x)), minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business.   For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales.  In addition, Consolidated EBITDA shall be adjusted to include amounts deferred for any given period pursuant to that certain Amended and Restated Expense Support Agreement, dated as of June 30, 2017 and effective as of July 1, 2017 (the “Expense Support Agreement”), among the Advisor, the Borrower and the Trust, including any extensions of the term of such agreement or any similar amendments to such agreement or any similar replacement or successor agreements, and shall be adjusted to exclude the non-cash accrual or subsequent cash reimbursement required in connection therewith, provided that payment of such deferred amount is subordinated to payment of the Obligations so that such payment is not permitted if an Event of Default exists.  For purposes of this definition, an amendment to the existing agreement or a replacement or successor agreement, will be deemed similar to the Expense Support Agreement (a “Similar Agreement/Amendment”) if it is on substantially the same terms and conditions as the Expense Support Agreement, including without limitation a limitation on term, similar pre-conditions to the payment of deferred amounts, an outside date after which reimbursement obligations are cancelled, and similar limitations on the right to accelerate the payment of such accrued amounts, and such successor or replacement agreement or amendment must be subordinated to the Obligations pursuant to a subordination agreement substantially the same as the one delivered for the Expense Support Agreement.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Adjusted EBITDA to Fixed Charges.

“Consolidated Group” means the Trust, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate, without duplication.

“Consolidated Leverage Ratio” means, at any time, Total Indebtedness divided by Total Asset Value, expressed as a percentage.

“Consolidated Net Income” means, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

“Consolidated Tangible Net Worth” means, at any time, total assets (excluding accumulated depreciation and intangible assets) minus total liabilities, calculated in accordance with GAAP.  However, for the purpose of this calculation, intangible assets resulting from the application of FAS141 shall not be excluded from Consolidated Tangible Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debt Instrument” means any instrument evidencing a debt, including mortgage notes and mezzanine notes.

“Debt Rating” means, as of any date of determination, the non-credit enhanced, senior unsecured long-term debt rating assigned by any of S&P, Moody’s and/or Fitch to the Borrower or Trust or the debt thereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event and/or (e) has become the subject of a Bail-in Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” means lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which this Agreement is executed and delivered by all of the parties hereto and upon which each of the conditions in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of a Property by Borrower or a Subsidiary, which cash proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), and no portion of which cash proceeds the Borrower or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until the earlier of (i) such time as provided under Regulation Section 1.1031(k)-1(g)(6) and the applicable “exchange agreement” or (ii) such exchange is terminated in accordance with the “exchange agreement” and the Regulations.  Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.  Terms in quotations in this definition shall have the meanings ascribed to such terms in the Regulations.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Pledge” means the Lien in favor of the Administrative Agent (for the benefit of the Lenders) on the Equity Interests of the Subsidiary Guarantors, as set forth in the Pledge Agreement, provided that if any Subsidiary Guarantor is a REIT qualified entity, the pledge of Equity Interests in such Subsidiary Guarantor shall be limited to the direct and indirect ownership interest of the Borrower in such Subsidiary Guarantor.

“Equity Release Date” has the meaning assigned to such term in Section 2.24(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Expense Support Agreement” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (excluding, for avoidance of doubt, any rate of interest determined by reference to clause (c) of the definition of “Alternative Base Rate”).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan , Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing reasonably selected by the Administrative Agent.  If the Federal Fund Effective Rate determined as provided above would be less than zero, the Federal Fund Effective Rate shall be deemed to be zero.

“Financeable Ground Lease” means, except as otherwise approved by the Required Lenders a ground lease that provides reasonable and customary protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Effective Date, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase on terms acceptable to the Administrative Agent and the amount of the option purchase price is deducted from the Unencumbered Property Value of the applicable Unencumbered Property, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards (from leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“Financial Officer” means the chief financial officer, chief accounting officer, managing director, treasurer or controller of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Debt Service and (ii) all dividends actually paid on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (including dividends actually paid to Unconsolidated Affiliates but excluding dividends paid to members of the Consolidated Group).

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.13.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America, that are applicable as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee), provided, that in the absence of any such stated amount or stated liability the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, the Trust and all Subsidiary Guarantors.

“Guaranty” means collectively the Guaranty from the Trust and the Subsidiary Guaranty from the Subsidiary Guarantors made in favor of the Administrative Agent and the Lenders, substantially in the forms of Exhibits D-1 and D-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one

member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (x) deferrals or accruals by the Borrower or the Trust pursuant to the Expense Support Agreement including any extensions of the term of such agreement or any similar amendments to such agreement or any similar replacement or successor agreements (similarity being determined as set forth in the definition of Consolidated EBITDA), provided that payment of such amount is subordinated to payment of the Obligations so that payment is not permitted if an Event of Default exists, and (y) customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Pledge Date” has the meaning assigned to such term in Section 2.24(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the fifth (5th) day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to each Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made, or in the case of the continuation of a Eurodollar Loan the last day of the preceding Interest Period for such advance, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in an appropriate notice, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Investment Grade Rating” means a credit rating (or Debt Rating with respect to the Borrower or Trust or the debt thereof) of BBB-/Baa3 (or the equivalent) or higher from Fitch, Inc., Moody’s or S&P.

“Interpolated Rate” has the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means collectively or individually, as the context may suggest or require, Wells Fargo Bank, National Association or Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Joint Lead Arrangers” Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bank National Association.

“Land” means unimproved land on which no material improvements have been commenced.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.06(k).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease-Up Property” means any Property which was fifty percent (50%) or more leased while owned by Borrower or a Subsidiary but which subsequently lost one or more tenants resulting in such Property being less than fifty percent (50%) leased.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The total of all Letter of Credit Commitments shall not exceed the lesser of (i) twenty percent of the aggregate Revolving Commitments and (ii) $25,000,000.

“Letter of Credit Fees” has the meaning assigned to such term in Section 2.12.

“LIBOR Market Index Rate” means, for any day, the Adjusted LIBO Rate as of that day that would be applicable for a Eurodollar Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “Adjusted LIBO Rate”), or if such day is not a Business Day, the immediately preceding Business Day.  The LIBOR Market Index Rate shall be determined on a daily basis.  If LIBOR Market Index Rate determined as provided above would be less than zero, the LIBOR Market Index Rate shall be deemed to be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, monetary encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, including without limitation, schedules and exhibits thereto and any agreements entered into in connection herewith and designated as a Loan Document, including the Guaranty, the Pledge Agreement, and any subordination agreements entered into in connection herewith or required hereunder, and, in each case, amendments, modifications or supplements thereto or waivers thereof, other than any Swap Agreement.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business property or financial condition of the Consolidated Group taken as a whole, (b) the ability of the Borrower or the Trust to perform any of its material obligations under the Loan Documents to which it is a party, (c) the ability of the Loan Parties collectively taken as a whole to perform their material obligations under the Loan Documents, (d) the validity or enforceability of any of the material provisions of the Loan Documents and the material rights or remedies available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Acquisition” mean an acquisition of assets with a total cost that is more than ten percent (10%) of the Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its

Subsidiaries in an aggregate principal amount exceeding $25,000,000 with respect to Recourse Indebtedness and $125,000,000 with respect to any Indebtedness which is not Recourse Indebtedness provided, however, that prior to the time that the Total Asset Value is at least $500,000,000, the foregoing amounts shall be $10,000,000 with respect to Recourse Indebtedness and $50,000,000 with respect to any Indebtedness which is not Recourse Indebtedness.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Transfer” has the meaning assigned to such term in Section 6.09.

“Maturity Date” means, for the Revolving Credit Facility, September 18, 2020, subject to extension in accordance with Section 2.21.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning assigned to such term in Section 2.10(e).

“Net Operating Income” means, with respect to any Property for any period, (i) revenues therefrom (including, without limitation, expense reimbursement, loss of rent income and lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid), calculated, in each case, in accordance with GAAP, less (ii) the costs of maintaining such Property, including, without limitation, real estate taxes, insurance, repairs, maintenance, actual property management fees paid to third parties or charged internally at a market rate and bad debt expense, but excluding depreciation, amortization, interest expense, tenant improvements, leasing commissions, and capital expenditures, calculated, in each case, in accordance with GAAP.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document, other than contingent indemnity obligations for which no claim has been made.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan  Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Parties” means the Borrower or any of its Affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Performance Fees” means the Performance Component of the Advisory Fee described in Section 9(a) of that certain Fourth Amended and Restated Advisory Agreement, dated as of June 30, 2017 and effective as of July 1, 2017, among the Advisor, the Borrower and the Trust.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or are being contested in compliance with Section 5.04 or for which a bond or similar security for the full amount thereof has been posted, in form acceptable to Administrative Agent;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)                                  Liens in existence on the date hereof as set forth in Schedule 1.01(g), and extensions, renewals and replacements of such Liens, as long as such extension, renewal and replacement Liens do not spread to any property other than property encumbered by such Liens on the date hereof;

(h)                                 Liens on Properties first acquired by Borrower or a Subsidiary after the date hereof and which are in place at the time such Properties are so acquired;

(i)                                     Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC;

(j)                                    assignments of past due receivables for collection purposes only;

(k)                                 leases or subleases granted in the ordinary course of business;

(l)                                     Liens arising in connection with any Indebtedness permitted hereunder;

(m)                             Liens of any Subsidiary in favor of the Borrower or any of the other Loan Parties; and

(n)                                 any netting or set-off right under any swap agreement.

“Permitted Investments” means

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

(f)                                   investments (including loans) by any Loan Party in or to any other Loan Party; and

(g)                                  Cash Equivalents and Swap Agreements not prohibited hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” means the Pledge Agreement made in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

“Pledgor” means each entity or group of entities, in each case, directly or indirectly owned by Borrower which entity or group of entities, individually or in the aggregate, directly own 95% or more of the equity interests in an entity owning an Unencumbered Property.

 “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any real estate owned by the Borrower, any Subsidiary, or an Unconsolidated Affiliate, and operated or intended to be operated as an investment property.

“Property Investment Value” means, at any time with respect to any Property in which a person has a direct or indirect ownership interest, the undepreciated book value of such interest determined in accordance with GAAP.

“Property Value” means:  (i) with respect to any Property owned directly or indirectly by the Borrower or Guarantor for less than eighteen (18) months, the current Property Investment Value of such Property; and (ii) with respect to any Property owned directly or indirectly by the Borrower, or Guarantor for more than eighteen (18) months, the greater of (i) the Net Operating Income for such Property for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero.  A Property contributed to a joint venture by the Borrower or Guarantor shall be deemed to have been owned by such joint venture from the date of such contribution.  A Property acquired from a joint venture in which the Borrower or any Subsidiary or Affiliate is a member shall be deemed to have been owned from the date acquired from such joint venture but in such event, the references in this definition to eighteen months shall be changed to twelve months with respect to such Property.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Recurring Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Unconsolidated Affiliates during such period, whether recourse or non-recourse, but excluding non-recurring amortized financing related expenses.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective, directors, officers, employees, and trustees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Commitments, and outstanding Term Loans representing at least fifty-one percent (51%) of the sum of the total Revolving Credit Exposures, unused Commitments at such time and outstanding Term Loans; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, (i) any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded, (ii) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (iii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing at least fifty-one percent (51%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Revolving Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Revolving Lenders needed for any waiver, amendment, modification or consent, (i) any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded, (ii) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (iii) at all times when two or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Revolving Lenders” shall in no event mean less than two Revolving Lenders.

“Required Term Lenders” means, at any time, Lenders having outstanding Term Loans and unused Term Commitments representing at least fifty-one percent (51%) of the sum of the total outstanding Term Loans and unused Term Commitments at such time; provided that for the purpose of determining the Required Term Lenders needed for any waiver, amendment, modification or consent, (i) any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded, (ii) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (iii) at all times when two or more Term Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Term Lenders” shall in no event mean less than two Term Lenders.

“Restricted Payment” means any cash dividend, cash distribution or other cash payment with respect to any equity interests in the Borrower or any Subsidiary, excluding (i) any dividend, distribution or other payment by a member of the Consolidated Group to another member of the Consolidated Group (including in connection with the issuance of equity interests), (ii) any redemption of equity interests by a member of the Consolidated Group (including pursuant to a share buyback program); (iii) any distribution or other payment by an Unconsolidated Affiliate to a member of the Consolidated Group (including promote payments in connection with development joint ventures and regular distributions of cash flow from Unconsolidated Affiliates); and (iv) any distribution or other payment by any Subsidiary or Unconsolidated Affiliate which is a partnership, limited liability company or joint venture or mezzanine lender and operated in the ordinary course of business.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.00.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means any Lender that has a Revolving Commitment or holds Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Sale-Leaseback Master Lease” means a master lease entered into by a buyer of a Property, as lessor, and the seller of such Property, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Property after closing.

“S&P” means S&P Global Ratings, or any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury or other relevant sanctions authority of the United Kingdom, or the United Nations Security Council.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Similar Agreement/Amendment” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent provided that any joint venture in which any Loan Party is a majority owner but does not Control and which is not included in such Loan Party’s consolidated financial statements shall not be a subsidiary

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is the owner of an Unencumbered Property, and any other Subsidiary that elects to become a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Supplemental Materials” means any business or financial-related disclosures or information supplementing the Financial Statements made available to the holders of the Parties’ securities issued pursuant to Rule 144A of the Securities Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01B hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(ii)(C).  The total of all Swingline Commitments shall not exceed $25,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender plus (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loan(s)).

“Swingline Lenders” means each of Wells Fargo Bank, National Association, and Bank of America, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  Provisions regarding Term Loans have been included in this Agreement in order to facilitate the Borrower’s ability to increase the Term Facility pursuant to Section 2.22, but as of the Effective Date, the initial aggregate amount of the Lenders’ Term Commitments is $0.

“Term Facility” means the Term Loans to be made by the Term Lenders pursuant to this Agreement.

“Term Lender” means (a) at any time prior to the end of the Availability Period for the Term Facility, any Lender that has a Term Commitment or holds Term Loans at such time and (b) at any time thereafter, any Lender that holds Term Loans at such time.

“Term Loan” means an advance or advances made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit F-2.

“Total Asset Value” means, as of the date of calculation, the aggregate, without duplication, of:  (i) the Property Value of all Properties (other than land assets and Assets Under Development) owned by members of the Consolidated Group; plus (ii) the Consolidated Group’s Pro Rata Share of the Property Value of Properties (other than Assets Under Development) owned by Unconsolidated Affiliates; plus (iii) an amount equal to the then current book value of each  land asset and Asset Under Development  owned by members of the Consolidated Group; plus (iv) an amount equal to the Consolidated Group Pro Rata Share of the then current book value of each land asset and Asset Under Development owned by an Unconsolidated Affiliate; plus (v) Unrestricted Cash and Cash Equivalents owned directly or indirectly by members of the Consolidated Group; plus (vi) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash and Cash Equivalents owned directly or indirectly by Borrower or Guarantor through an Unconsolidated Affiliate; plus (vii) Borrower’s and Guarantor’s investments in Debt Instruments

(based on current book value); plus (viii) an amount equal to the Consolidated Group Pro Rata Share of investments in Debt Instruments owned by an Unconsolidated Affiliate (based on current book value); plus (ix) proceeds due from transfer agent; plus (x) the amount of all Eligible Cash 1031 Proceeds resulting from the sale of Properties.  Notwithstanding the foregoing, (A) Property Value for purposes of determining Total Asset Value for any Property becoming a Lease-Up Property during the first eighteen months of ownership shall be determined based on  Property Investment Value until the later of (i) such Property has been owned by a member of the Consolidated Group for eighteen (18) or more months, and (ii) the date twelve (12) months after such Property began qualifying as a Lease-Up Property; and (B) Property Value for purposes of determining Total Asset Value for any Property becoming a Lease-Up Property after the first eighteen months of ownership shall be determined based on Property Investment Value until the date twelve (12) months after such Property began qualifying as a Lease-Up Property.

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Unconsolidated Affiliate (other than Indebtedness of such Unconsolidated Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Unconsolidated Affiliate which is also Recourse Indebtedness of a member of the Consolidated Group.

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which is secured by a Lien on a Property, any ownership interests in any Subsidiary or Unconsolidated Affiliate or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred.  Such Indebtedness that is secured only with a pledge of ownership interests and is also recourse to the Borrower or any Guarantor shall not be treated as Total Secured Indebtedness.

“Total Secured Recourse Indebtedness” means, as of any date of determination, that portion of Total Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs); provided that Indebtedness of a single-purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs) shall not be considered a part of Total Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) and unsecured guarantees provided by Borrower or the Trust of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be included in Total Secured Recourse Indebtedness.

“Total Unencumbered Property Pool Value” means, as of any date of calculation, the aggregate, without duplication, of: (a) the Unencumbered Property Values of all Unencumbered Properties (other than any that are Assets Under Development); plus (b) an amount equal to one hundred percent (100%) of the then-current book value of each Unencumbered Property that is an Asset Under Development; plus (c)

the amount in excess of $10,000,000 of the total of (i) all Unrestricted Cash and Cash Equivalents, plus (ii) the amount of Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which does not constitute Total Secured Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust” means Black Creek Industrial REIT IV Inc., the general partner of Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unconsolidated Affiliate” means, any Person in which the Consolidated Group, directly or indirectly, has any ownership interest of $1,000,000 or more (valued as of the most recent quarterly financial statement), whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Unencumbered Property Pool Leverage Ratio” means, for any period, Total Unsecured Indebtedness to Total Unencumbered Property Pool Value.

“Unencumbered Interest Coverage Ratio” means, at any time, (a) Unencumbered Property NOI for the most recent quarter, annualized, divided by (b) Unsecured Interest Expense for the immediately preceding calendar quarter, annualized.

“Unencumbered Property” means, a Property that is designated by the Borrower as an Unencumbered Property and:  (i) is completed and located in the continental United States  or, subject to the limitations on the value of Assets Under Development that may be included in the Total Unencumbered Property Pool Value under Section 6.12, is an Asset Under Development located in the continental United States; (ii) is one hundred percent (100%) owned in fee simple (or, subject to the limitation on the value of ground leased properties that may be included in the Total Unencumbered Property Pool Value under Section 6.12 is ground leased pursuant to a Financeable Ground Lease) by the Borrower or a Subsidiary that is at least 95% owned directly or indirectly by Borrower, provided no consent from any minority owner is required in order for the Borrower to cause a sale or refinancing of such Unencumbered Property Guarantor; (iii) is not subject to any Liens or encumbrances other than clauses (a), (b), (c), (d), (f), (j), (k) and (m) of the definition of Permitted Encumbrances; (iv) is not subject to any agreement (including Borrower’s or Guarantor’s organizational documents) which prohibits or limits the ability of the Borrower or any Guarantor, as the case may be, to create, incur, assume or suffer to exist any Lien securing any monetary obligation upon any such Unencumbered Property or Equity Interests of the Subsidiary Guarantor that owns such Unencumbered Property, except for covenants that are not materially more restrictive than the covenants contained herein, in favor of holders of unsecured Indebtedness not prohibited hereunder; (v) is not subject to any agreement (including Borrower’s or Guarantor’s organizational documents) which entitles any Person to the benefit of any Lien on any Unencumbered Property or Equity Interests in the Borrower or the Subsidiary that in each case owns such Unencumbered Property or would entitle any Person to the benefit of any Lien on such Unencumbered Property or Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) other than any agreement entered into in connection with the financing of such Property and the pledge of such Property as security for any financing pending the Closing of such financing, provided that such Property shall cease to be an Unencumbered Property upon the closing of such financing; (vi) is not subject to any agreement (including Borrower’s or Guarantor’s organizational documents) which prohibits or limits the ability of the Borrower or any Guarantor, as the case may be, to make Restricted Payments to Borrower or any Guarantor or prevents the Subsidiary from transferring such Property (other than (x) any restriction with respect to a Property imposed pursuant to an agreement entered into for the sale or disposition of such Property pending the closing of such sale or disposition, (y) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition or (z) other than restrictions which are not materially more restrictive than the restrictions contained herein, in favor of holders of unsecured Indebtedness of the Borrowers not prohibited hereunder or which terminate at the time that such property ceases to be an Unencumbered Property in connection with any other facility; and (vii) is not the subject of any material issues which would impact the operation of such Property.  No Property owned by a Subsidiary shall be deemed to be an Unencumbered Property unless (a) both such Property and all Equity Interests of the Subsidiary that owns such Property are not subject to any Lien (other than Liens created by the Pledge Agreement), (b) each intervening entity (other than BCI IV Real Estate Holdco LLC) between the Borrower and such Subsidiary does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured and such entity is a Guarantor, and (c) neither such Subsidiary nor any intervening entity between the Borrower and such Subsidiary Guarantor is subject to insolvency proceedings, unable to pay debts or subject to any writ or warrant of attachment.  A Property that is subject to an option to purchase shall not be disqualified by the requirement in clause (vi) from being an Unencumbered Property so long as the Property can be transferred subject to the rights of the optionee provided that if the option to purchase is for a fixed price as distinguished from a market price, the Unencumbered Property Value for such Property shall be equal to the lesser of (x) the amount determined in accordance with the definition of Unencumbered Property Value, or (y) the option price for such Property.  Nothing herein shall prohibit an Unencumbered Property hereunder from constituting an Unencumbered Property in connection with any other indebtedness, provided that such indebtedness is not prohibited pursuant to the terms of this Agreement.

“Unencumbered Property NOI” means, with respect to any Unencumbered Property for any period, the Net Operating Income for such Unencumbered Property for such period, less the Capital Expenditure Reserve.  For such properties owned for less than one full quarter, the Unencumbered Property NOI for such full quarter shall be determined based on performance during such partial quarter, or if such information is not reasonably available, shall be determined on a proforma basis in the Borrower’s reasonable discretion taking into account any performance information provided by the prior owner of such Unencumbered Property.

“Unencumbered Property Value” means for an Unencumbered Property (a) with respect to any Unencumbered Property owned by the Borrower or Guarantor for less than eighteen (18) months, and for any Asset Under Development, the current Property Investment Value for such Unencumbered Property; and (b) with respect to any Unencumbered Property owned by the Borrower or Guarantor for more than eighteen (18) months (other than an Asset Under Development), the greater of (i) Unencumbered Property NOI for such Unencumbered Property for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero.    Notwithstanding the foregoing, (A) Unencumbered Property Value for any Property becoming a Lease-Up Property during the first eighteen months of ownership shall be determined based on  Property Investment Value until the later of (i) such Property has been owned by a member of the Consolidated Group for eighteen or more months, and (ii) the  date twelve (12) months after such Property began qualifying as a Lease-Up Property; and (B) Unencumbered Property Value for any Property becoming a Lease-Up Property after the first eighteen months of ownership shall be determined based on Property Investment Value until the date twelve (12) months after such Property began qualifying as a Lease-Up Property.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group, to be valued for purposes of this Agreement at one hundred percent (100%) of its then-current book value, as determined under GAAP.

“Unsecured Interest Expense” means for any period, the amount of interest (without duplication, whether accrued, paid or capitalized), on Total Unsecured Indebtedness, but excluding amortized financial related expenses.

“Unused Fee Rate” means an annualized percentage equal to one-quarter of one percent (0.25%) if the Total Revolving Credit Exposure during the applicable day is less than or equal to fifty percent (50%) of the aggregate amount of Lenders’ Revolving Commitments and otherwise shall be equal to two-tenths of one percent (0.20%).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings  .  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05.   Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Trust, the Borrower and its Subsidiaries or to the determination of any amount for the Trust, the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.

(a)                                 Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period for the Revolving Credit Facility in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment (ii) the Total Revolving Credit Exposure exceeding the total Revolving Commitments, or (iii) a violation of the Borrowing Base Covenants.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)                                 As of the Effective Date, there exist no Term Commitments.

SECTION 2.02.  Loans and Borrowings.

(a)                                 Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Revolving Loans or Term Loans as the case may be, made by the Lenders ratably in accordance with their respective Commitments for the Revolving Credit Facility or Term Facility as the case may be.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the

Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14 each Revolving Borrowing or Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (so long as such funding does not change any tax status under Section 2.17); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Revolving and Term Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., Minneapolis time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Minneapolis time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly in writing to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing, and if such Borrowing is requested during the Availability Period for the Term Facility, whether such Borrowing is of Revolving Loans or Term Loans;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Reserved.

SECTION 2.05. Swingline Loans.

(a)                                 General.  Subject to the terms and conditions set forth herein, from time to time during the Availability Period for the Revolving Credit Facility, each Swingline Lender severally agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (ii) such Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) the Total Revolving Credit Exposure exceeding the total Revolving Commitments, or (iv) a violation of the Borrowing Base Covenants; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 Requests for Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed in writing), not later than 12:00 noon, Minneapolis time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower.  Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by wiring such funds to the Administrative Agent by 3:00 p.m., Minneapolis time, which amount will then credited to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., Minneapolis time, on the requested date of such Swingline Loan.

(c)                                  Independent Swingline Lender Obligations.  The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)                                 Swingline Loan Participations.  Any Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, Minneapolis time, on a Business Day no later than 5:00 p.m. Minneapolis time on such Business

Day and if received after 12:00 noon, Minneapolis time, on a Business Day shall mean no later than 10:00 a.m. Minneapolis time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Revolving Lender’s Applicable Percentage of such Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06.   Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent  and the Issuing Bank, at any time and from time to time during the Availability Period for the Revolving Credit Facility.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter Of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.    Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit if the proceeds would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire

(which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit.  If reasonably requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i)  (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment, and (iii) the Total Revolving Credit Exposure shall not exceed the total Revolving Commitments.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank (not to be unreasonably withheld); provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the then current Maturity Date for the Revolving Credit Facility, provided that a Letter of Credit may have an expiration date beyond such date, so long as (a) the expiration of the Letter of Credit is not later than twelve (12) months after the then current Maturity Date for the Revolving Credit Facility, (b) the Letter of Credit is approved by all Lenders or secured by cash collateral in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender (provided that if the Lenders approve the issuance of such Letter of Credit without cash collateral, such cash collateral shall be required at the then current Maturity Date for the Revolving Credit Facility if the Letter of Credit is still outstanding), and (iii) Lenders have received payment of all fees otherwise payable in connection with Letters of Credit with expiry dates occurring on or prior to five Business Days before the then current Maturity Date of the Revolving Credit Facility; provided further that any Letter of Credit with a one year term may provide (if acceptable to the Issuing Bank) for the automatic renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the

Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Minneapolis time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Minneapolis time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Minneapolis time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Minneapolis time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing or by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty-one percent (51%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII, and upon the maturity of Loans, whether by acceleration or lapse of time.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing at least fifty-one percent (51%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)                                 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms (or the terms of any agreement related thereto between the Borrower (or any Subsidiary) and the Issuing Bank) provides for one or more automatic increases or decreases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases or decreases, whether or not such maximum stated amount is in effect at such time.

(l)                                     Limitations on Issuance.  Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over such Issuing Bank shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable as of the date hereof and which such Issuing Bank in good faith deems material to it.

(m)                             Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 2.07.  Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Minneapolis time for Eurodollar Loans and 1:00 p.m. for ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with a one month Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date and the Term Commitments shall terminate upon final disbursement of the Term Loans or the end of the Availability Period for the Term Facility, whichever comes first.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments; provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $25,000,000 pursuant to this Section unless the Borrower is terminating the Revolving Commitments in full.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving  Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date for the Revolving Credit Facility and the unpaid principal amount of each Term Loan on the Maturity Date for the Term Facility, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date for the Revolving Credit Facility and ten (10) Business days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F-1 for notes evidencing Revolving Loans and Exhibit F-2 for notes evidencing Term Loans (each a “Note”).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)                                 The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone or in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., Minneapolis time, on the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing or ABR Term Borrowing, not later than 11:00 a.m., Minneapolis time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Minneapolis time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing or Term Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing or Term Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing or Term Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, an unused fee, which shall accrue at the Unused Fee Rate on the daily amount of the difference between the Revolving Commitment of such Lender and the sum of (i) the outstanding principal balance of such Lender’s Revolving Loans and (ii) such Lender’s LC Exposure during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates, and subject to adjustment  in accordance with Section 2.20.  The Unused Fee Rate shall be calculated on a daily basis, and accrued unused fees shall be payable quarterly in arrears on the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any unused fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  All unused fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 [Reserved].

(c)                                  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to

Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees (collectively, “Letter of Credit Fees”) shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

(d)                                 [Intentionally omitted].

(e)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(f)                                   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.

(a)                                 The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments in accordance with the terms hereof; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)                                   If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under clause (b) above or under Article VII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of one hundred eighty (180) days.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which it shall do promptly upon becoming aware thereof, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.  Upon receipt of any such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein.

SECTION 2.15.  Increased Costs.

(a)                                 If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or similar assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, Issuing Bank or Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant), and provided further, that for the avoidance of doubt, that this Section 2.15 shall not apply with respect to any Taxes for which a Loan Party has an indemnification obligation under Section 2.17.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered (provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant).

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to be equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Payments Free of Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and without duplication of any amounts with respect to which payments were increased under Section 2.17(a).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent two copies (or such other number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 properly completed and executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than due to the failure of the indemnified party to comply with applicable law) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Minneapolis time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at the address set forth in Section 9.01, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.   Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) if such assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.   Defaulting Lenders.Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 the Commitment, Revolving Credit Exposure, and outstanding Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Revolving Lenders, or Required Term Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Revolving Lender, cause such non-Defaulting Revolving Lender’s Revolving

Credit Exposure to exceed its Revolving Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) days following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated pursuant to clause (i) above and (y) second, cash collateralize for the benefit of the Issuing Bank that portion of such Defaulting Lender’s LC Exposure that has not been reallocated pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding, provided that the Borrower shall be permitted to use Revolving Loans to make such prepayment or to post such cash collateral;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if any portion of the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the then outstanding LC Exposure of such Defaulting Lender will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit and such Lender is not contesting those funding obligations, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Extension of Revolving Maturity Date.

(a)                                 Requests for Extension.  The Borrower may by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than one hundred twenty (120) days and not later than thirty (30) days prior to the original Maturity Date for the Revolving Credit Facility request that the Maturity Date be extended to September 18, 2021 (the “First Extended Maturity Date”), and the Maturity Date shall be extended upon satisfaction of the conditions set forth in Section 2.21(b) below.  Following the successful extension of the original Maturity Date to the First Extended Maturity Date, the Borrower may by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than one hundred twenty (120) days and not later than thirty (30) days prior to the First Extended Maturity Date for the Revolving Credit Facility request that the Maturity Date be extended to September 18, 2022, and the Maturity Date shall be extended upon satisfaction of the conditions set forth in Section 2.21(b) below.

(b)                                 Conditions to Effectiveness of Extensions.  As a condition precedent to each such extension, the Borrower shall pay to Administrative Agent for the pro rata benefit of the Lenders, an extension fee equal to 0.15% (15 basis points) of the aggregate Revolving Commitments at the time of such extension, payable on the then current Maturity Date, and deliver to the Administrative Agent a certificate of each Loan Party dated as of the then current Maturity Date signed by a Financial Officer of such Loan Party (i) approving or consenting to such extension (and attaching resolutions adopted by such Loan Party approving or consenting to such extension to the extent required under such Loan Party’s organizational documents) and (ii) in the case of the Borrower, certifying that, immediately before and after giving effect to such extension, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (expect to the extent such representation and warranties are qualified by materiality, in which case they shall be true and correction in all respects) on and as of the Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) or (b), as applicable, of Section 5.01, (B) Borrower is in compliance with all of the financial covenants set forth in Section 6.11 based on the most recently delivered quarterly financial statements pursuant to the terms hereof, (C) no Default or Event of Default exists and (D) each Guarantor provides Administrative Agent with an affirmation and consent, in form and substance reasonably acceptable to Administrative Agent.

SECTION 2.22. Increase in Commitments.

(a)                                 Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Revolving Commitments by an amount (for all such requests) not exceeding $500,000,000 to a total of $600,000,000 and may request Term Loan Commitments of the Term Loan Lenders; provided that any such request for an increase shall be in a minimum amount of $25,000,000, or such other amount as may be agreed upon by Borrower and Administrative Agent.  Each request shall specify whether it is for an increase of the Revolving Credit Facility or Term Facility.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders) as to whether it intends to seek approval for increasing its Commitment.

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase for the Revolving Credit Facility and/or Term Facility, as the case may be.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional assignees that are not Ineligible Institutions to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel, provided the consent of the Issuing Banks and Swingline Lenders shall only be required for additional assignees for the Revolving Credit Facility.

(d)                                 Effective Date and Allocations.  If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Financial Officer of such Loan Party (x) by such Loan Party approving or consenting to such increase (and attaching resolutions adopted by such Loan Party approving or consenting to such increase to the extent required under such Loan Party’s organization documents), and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.22, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) or (b), as applicable, of Section 5.01 and (B) no Default exists.  In connection with an increase to the Revolving Credit Facility, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16)) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)                                   Conflicting Provisions.  This Section shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.23.   Addition and Removal of Unencumbered Properties.

(a)                                 Addition of Unencumbered Properties.  Subject to subsection (b) of this Section 2.23 and Section 5.11, the Borrower may at any time and from time to time designate additional Unencumbered Properties meeting the definition of Unencumbered Properties by providing an updated Schedule 3.13, the appropriate Subsidiary Guarantees (if required pursuant to Section 5.11) and information regarding the new Subsidiary Guarantor that is reasonably required under the Act (as defined in Section 9.15) and similar “know your customer” requirements of the Lenders, at which time such additional Unencumbered Properties shall be included for purposes of determining the Borrower’s compliance with the Borrowing Base Covenants and the amount that may be borrowed hereunder.  Borrower shall be deemed to have made each of the representations and warranties in Section 3.13 (a) through (j) with respect to each Unencumbered Property being designated.  At the time Borrower designates an additional Unencumbered Property it shall also provide an updated calculation of the maximum amount that is available to be drawn hereunder, which shall be in form substantially similar to the Revolving Line of Credit Availability Calculation furnished to Lenders on or prior to the date of the first Loan made hereunder, it being acknowledged that financial data presented for existing Unencumbered Properties included in the last quarterly reporting package will be presented based on information included therein and financial data for other Unencumbered Properties shall be based on calculations described within the definition of Unencumbered Property NOI.

(b)                                 Additional Due Diligence Prior to Equity Release Date. In connection with the proposed designation of additional Unencumbered Properties prior to the Equity Release Date, in addition to the requirements set forth in subsection (a) of this Section 2.23, the Borrower shall deliver to the Administrative Agent the following with respect to any such additional proposed Unencumbered Property: (i) an updated Schedule 3.13 and other due diligence information and documentation, in form and substance reasonably satisfactory to the Administrative Agent, regarding such Property and the proposed Subsidiary Guarantor, and (ii) rent rolls, leasing information and the pro forma calculation of the Borrowing Base Covenants, it being acknowledged that financial data presented for existing Unencumbered Properties included in the last quarterly reporting package will be presented based on information included therein and financial data for other Unencumbered Properties shall be based on calculations described within the definition of Unencumbered Property NOI, if reasonably required by Administrative Agent.  Administrative Agent hereby notifies Borrower that pursuant to the preceding provision, for all new Unencumbered Properties until such time as there are at least five Unencumbered Properties with an Aggregate Unencumbered Property Value of at least $75,000,000, it is requesting delivery of a title report, property condition report, and environmental assessment. The foregoing shall not limit Administrative Agent’s right to request other items for such Unencumbered Properties in accordance with the terms hereof or its right to require due diligence information and documentation for other additional Unencumbered Properties designated by borrower prior to the Equity Release Date in accordance with the terms hereof.  The items required to be delivered under this subsection (b) shall be deemed to be satisfactory if the Administrative Agent does not notify the Borrower of its objection within ten (10) days after the delivery of each such item to the Administrative Agent.

(c)                                  Removal of Unencumbered Properties.  The Borrower may at any time and from time to time remove Unencumbered Properties by providing an updated Schedule 3.13 reflecting which Properties will no longer constitute Unencumbered Properties; provided that in connection therewith Borrower shall demonstrate to Administrative Agent that following removal of such Unencumbered Property that the Borrower continues to comply with Sections 6.12(a), (b) and (c) (based on the information as of the prior quarter) and provided Borrower complies with Section 6.12(a), (b) and (c) (based on the information as of the prior quarter) and there is no

Event of Default at such time, such Property shall no longer constitute an Unencumbered Property for purposes hereof.  If a Subsidiary Guarantor no longer owns any Unencumbered Property (including as a result of a Property ceasing to be an Unencumbered Property), then such Subsidiary Guarantor shall automatically be released from the Guaranty and shall cease to be a Guarantor subject to and in accordance with Section 5.11 and the Pledge Agreement shall be deemed to be automatically amended to release the ownership interest in such Subsidiary from the Equity Pledge.  Borrower shall be deemed to have made each of the representations and warranties in Section 3.13 with respect to the remaining Unencumbered Properties as of the time each Unencumbered Property is removed.

SECTION 2.24. Equity Pledge.

(a)                                 Pledge Agreement and Supplements.  Substantially simultaneously with the designation of the first Unencumbered Property hereunder (such date, the “Initial Pledge Date”) and each time Borrower designates a new Unencumbered Property prior to the Equity Release Date, the Administrative Agent (or its counsel) shall have received (i) from each Pledgor owning a direct equity interest in an entity owning such Unencumbered Property either (x) a counterpart of the Pledge Agreement signed on behalf of each such Pledgor or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that each such Pledgor has signed a counterpart of the Pledge Agreement or supplement, thereto, as applicable, (ii) UCC searches covering each such Pledgor showing no liens on the Equity Interests being pledged, (iii) solely on the Initial Pledge Date, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Initial Pledge Date) of counsel for the Borrower, covering such matters relating to such Pledgors, the Equity Interests being pledged and the Pledge Agreement as the Administrative Agent shall reasonably request and (iv) such documents, information and certificates as the Administrative Agent or its counsel may reasonably request relating to the ownership, organization, existence, good standing and authority of each such Pledgor and any other legal matters relating to the Pledgors or Pledge Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)                                 Equity Pledge Release. The Equity Pledge shall be released by the Administrative Agent upon request of the Borrower but no earlier than the earliest date upon which all of the following conditions are satisfied (such date, the “Equity Release Date”): (a) Total Asset Value is at least $500,000,000; (b) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.50 to 1.00; (c) the Consolidated Leverage Ratio is less than or equal to sixty percent (60%); (d) the ratio of Total Secured Indebtedness to Total Asset Value is less than or equal to fifty percent (50%); and (e) no Default or Event of Default exists.  Any request by the Borrower for release under this Section shall constitute a representation and warranty that as of the date of the requested release and as of the date of release each of the conditions to release set forth in this Section above are true and correct.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.   Organization; Powers.  Each of the Loan Parties are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.   Authorization; Enforceability.  The Transactions are within the partnership or other organizational powers of each of the Loan Parties and have been duly authorized by all necessary partnership or other organizational action and, if required, partner or member action.  This Agreement and each other Loan Document has been duly executed and delivered by the applicable Loan Parties and constitutes a legal, valid and binding obligation of such Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except with respect to notices which have already been given or where the failure to obtain any of the  foregoing would not have a Material Adverse Effect (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents any of the Loan Parties or any order of any Governmental Authority, the violation of would have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties or its assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, which would reasonably be expected to have a Material Adverse Effect  and (d) will not result in the creation or imposition of any Lien on any asset of the Loan Parties if the breach of the foregoing would reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.   Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Trust and its Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2017, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Trust and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(b)                                 Since the date of the most recent audited Financial Statements delivered by Borrower, there has been no event or circumstance, that has had a Material Adverse Effect.

SECTION 3.05.  Properties.  (a)  Each of the Trust, Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real property material to its business, except for defects in title that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Unencumbered Property is subject to any Liens, other than Permitted Encumbrances that are allowed by the definition of Unencumbered Property.

(b)  Each of the Trust, Borrower and any Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or license or such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower after due and diligent investigating, threatened against or affecting the Trust, Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any matter or events described in (i) through (iii) below that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Trust, Borrower nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment Company Status.  None of the Borrower, any Person controlling the Borrower, nor any Subsidiary is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Trust, the Borrower and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Trust, Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by, or shall be timely submitted to, the Internal Revenue Service, and, to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, none of the other reports, certificates or other information (other than projected financial information and other information of a general economic or industry-specific nature), in each case furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered by or on behalf of the Borrower hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that (i) as to written information supplied by third parties, the Borrower represents only that it has no actual knowledge of any material misstatement or omission therein, and (ii) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to have been reasonable at the time such information was prepared (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results and the differences may be material).

SECTION 3.12. Anti-Corruption Laws and Sanctions.(i) None of (x) the Trust, the Borrower or any Subsidiary of the Trust or the Borrower or (y) to the knowledge of the Trust, the Borrower or any such Subsidiary, (1) any of their respective directors, officers, employees or controlled Affiliates or (2) any agent or representative of the Trust, the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from any Loan or any other extension of credit made under the Loan Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws.  Each of the Trust, the Borrower and any of their respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Trust, the Borrower and such Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with Sanctions and the Anti-Corruption Laws.  Each of the Trust, the Borrower and any of their respective Subsidiaries, and to the knowledge of the Borrower, (aa) each director, officer and employee of the Trust, the

Borrower and each such Subsidiary and (bb) each agent of the Trust, the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from any Loan or any other extension of credit made under the Loan Documents, is in compliance with the Anti-Corruption Laws in all material respects.

(ii)                                  No use of proceeds of any Borrowing or any Letter of Credit will be used directly, or to the knowledge of any Loan Party, indirectly, in any manner that will result in any violation of any Anti-Corruption Law or applicable Sanctions.

SECTION 3.13. Unencumbered Properties.  Schedule 3.13 hereto contains a complete and accurate description of Unencumbered Properties designated by the Borrower to constitute Unencumbered Properties hereunder as of the Effective Date and as supplemented from time to time in connection with the delivery of the certificate required under Section 5.01(d) hereof or as set forth in Section 2.23 and upon the inclusion or removal of a Property as an Unencumbered Property for purposes of the Borrowing Base Covenants, including the entity that owns each Unencumbered Property.  With respect to each Property identified from time to time as an Unencumbered Property, Borrower hereby represents and warrants as follows except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):

(a)                                 No portion of any improvement on the Unencumbered Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower or the applicable Subsidiary, to the extent the same is available on commercially reasonable terms, has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at the Unencumbered Property.

(b)                                 To the Borrower’s knowledge, the Unencumbered Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws (“Applicable Laws”).

(c)                                  The Unencumbered Property is served by all utilities required for the current use thereof.  All utility service is provided by public utilities and the Unencumbered Property has accepted or is equipped to accept such utility service.

(d)                                 Except with respect to Assets Under Development, all roads and streets necessary for service of and access to the Unencumbered Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(e)                                  The Unencumbered Property is served by public water and sewer systems or, if the Unencumbered Property is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

(f)                                   Borrower is not aware of any material latent or patent structural defect in the Unencumbered Property.  The Unencumbered Property is free of damage and waste that would materially and adversely affect the value of the Unencumbered Property (other than any casualty loss being handled in accordance with the Loan Documents or condemnation proceedings being handled in accordance with Loan Documents) and is in adequate repair for its intended use.  The Unencumbered Property is free from material damage caused by fire or other casualty (other than any casualty loss being handled in accordance with the Loan Documents).  There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Unencumbered Property, or any material part thereof.

(g)                                  To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Property are in a condition and repair adequate for its intended use and, to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems or with respect to any Unencumbered Property will be upon completion of such Unencumbered Property.

(h)                                 All improvements on the Unencumbered Property lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property, no such improvements encroach upon easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property and no improvements on adjoining properties encroach upon the Unencumbered Property or easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property.  All access routes that materially benefit the Unencumbered Property are available to Borrower or the applicable Subsidiary of the Borrower, constitute permanent easements that benefit all or part of the Unencumbered Property or are public property, and the Unencumbered Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has any necessary permits for ingress and egress.

(i)                                     There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(j)                                    Each Unencumbered Property satisfies each of the requirements set forth in the definition of “Unencumbered Property”.

A breach of any of the representations and warranties contained in this Section 3.13 with respect to a Property shall disqualify such Property from being an Unencumbered Property for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Property results in a Default under one of the other provisions of this Agreement).

SECTION 3.14. Subsidiaries; Equity Interests.  As of the Effective Date, Schedule 3.14 sets forth the direct owners of outstanding Equity Interests in each Subsidiary Guarantor and such Equity Interests have been validly issued, are, to the extent applicable, fully paid and nonassessable and are owned by such owner free and clear of all Liens, other than Permitted Encumbrances.  At least seventy percent (70%) of the Equity Interests in Borrower are owned by the Trust.

SECTION 3.15. REIT Status.  The Trust intends to elect status as a real estate investment trust under Section 856 of the Code on or prior to December 31, 2017 and upon such election will be in compliance in all material respects with all provisions of the Code currently applicable to the qualification of the Trust as a real estate investment trust, and with respect to any qualification requirements not yet applicable, will be in compliance with those qualification requirements when applicable.

SECTION 3.16. No Default.  No Default has occurred and is continuing.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date of Obligations to Make Loans.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent (or its counsel) shall have received from each Guarantor either (i) a counterpart of the Guaranty signed on behalf of such Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Guarantor has signed a counterpart of the Guaranty.

(c)                                  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Bryan Cave LLP, counsel for the Borrower, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                                 The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)                                  The Administrative Agent shall have received a Compliance Certificate, dated the Effective Date and signed by a Vice President or a Financial Officer of the Borrower, including only items 1 through 4 from the form thereof provided in Exhibit G.

(f)                                   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)                                  All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and the Guarantors shall have been obtained and be in full force and effect.

(h)                                 The Lenders shall have received the Trust’s financial statements, in form and substance reasonably satisfactory to the Administrative Agent pursuant to Section 5.01.

(i)                                     The Lenders shall have received all information regarding the Borrower and the Trust that is reasonably required under the Patriot Act and similar “know your customer” requirements of the Lenders.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Minneapolis time, on September 19, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent qualified by materiality in which case such representations and warranties so qualified shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  Solely with respect to the initial Borrowing hereunder, the Administrative Agent shall have received a certificate, dated as of the date of such Borrowing and signed by a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, and containing a calculation of the financial covenants set forth in Section 6.11 and the Borrowing Base Covenants for the fiscal quarter of Borrower ending June 30, 2017.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall deliver to the Lenders promptly following receipt from the Borrower unless such deliveries are posted on an Electronic System to which the Lenders have access):

(a)                                 within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited (as to the Trust only) consolidated balance sheet and related statements of income and retained earnings and cash flows of the Consolidated Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet and related statements of income and retained earnings and cash flows of the Consolidated Group as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if available), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c)                                  starting after the Initial Pledge Date, concurrent with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the most recent audited Financial Statements delivered by Borrower that affects the Financial Statements, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 starting after the Initial Pledge Date, concurrent with the annual and quarterly financial statements required under clauses (a) and (b) above, (i) a schedule of the Unencumbered Properties comprising the Total Unencumbered Property Pool Value, summarizing Unencumbered Property NOI, and (ii) if requested by Administrative Agent prior to release of the Equity Pledge, rent rolls for the Unencumbered Properties;

(e)                                  promptly after the same become publicly available, upon request of Administrative Agent copies of all material periodic and other reports, registration statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f)                                   prior to the first day of each fiscal year of the Borrower ending prior to the Maturity Date, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 6.11 and at the end of each fiscal quarter of the next succeeding fiscal year; and

(g)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as may be reasonably requested pursuant to a reasonable and customary request by the Administrative Agent or any Lender.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.01(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to Administrative Agent; or (ii) on which such documents are publicly filed or are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Subject to Section 9.12, the Borrower further agrees to clearly label the financial statements described in clauses (a) and (b) (collectively, “Financial Statements”) with a notice stating: “Confidential Financial Statements to be Provided to All Lenders, Including Public-Siders” before delivering them to the Administrative Agent, but only if such Financial Statements are not publicly filed.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default of which Borrower has knowledge;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that has a reasonable likelihood of being adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in Material Adverse Effect; and

(d)                                 any other development of which Borrower is aware that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any transfer not prohibited hereunder.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to and necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for, and Letters of Credit will be issued only to support general business purposes of the Borrower or its affiliates (including, but not limited to debt refinancing, property acquisitions, new construction, renovations, expansions, tenant improvement, refinancing of existing lines, financing acquisition of permitted investments, and closing costs and equity investments primarily associated with commercial real estate property acquisitions or refinancings).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall assure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any

Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.  Accuracy of Information.  The Borrower will ensure that any information (other than projected financial information and other information of a general economic or industry-specific nature), in each case furnished in writing by or on behalf of the Borrower to the Administrative Agent and if applicable, the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder (as modified or supplemented by other information so furnished) contains no material misstatement of fact or does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09, provided that (i) as to written information supplied by third parties, the Borrower represents only that it has no actual knowledge of any material misstatement or omission therein, and (ii) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to have been reasonable at the time it was prepared (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and the differences may be material).

SECTION 5.10. REIT Status.  The Trust will at all times following its election as a real estate investment trust, continue to elect to be treated as a real estate investment trust and comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust.

SECTION 5.11. Subsidiary Guaranties.  Subject to the provisions set forth below, the Borrower shall cause each of its Subsidiaries that owns a Property that is included as an Unencumbered Property and so designated by Borrower for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement to execute and deliver to the Administrative Agent the Subsidiary Guaranty as required under Article IV above.  For any Property added to the pool of Unencumbered Properties after the date hereof, Borrower shall cause the Subsidiary owning such Unencumbered Property to execute and deliver to the Administrative Agent, on or prior to the date that such Property is included as an Unencumbered Property for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement, a joinder to the Subsidiary Guaranty, and upon request of the Administrative Agent, supporting organizational and authority documents and opinions similar to those provided with respect to the Borrower and the Guarantors under Section 4.01.

A Subsidiary shall be automatically released from its obligations under the Subsidiary Guaranty if (i) there is no Event of Default (or event which, upon expiration of an applicable cure period, will become an Event of Default), and (ii) Borrower delivers an updated Compliance Certificate to Administrative Agent demonstrating compliance (based on information as of the end of the prior quarter) with all financial covenants contained in Section 6.12(a), (b) and (c) of this Agreement without such Subsidiary being included as a Subsidiary Guarantor and without any Property owned by such Subsidiary being included as an Unencumbered Property in the calculation of Borrower’s compliance with any of the foregoing covenants pertaining to Unencumbered Properties, and representing and warranting that based on the information as of the end of the prior quarter, but without counting any Unencumbered Property owned by the Subsidiary Guarantor being released as an Unencumbered Property, Borrower will continue to comply with all of the financial covenants in this Agreement upon release of such Subsidiary Guarantor.  In addition, each Subsidiary Guarantor may be released at the request of the Borrower (and the Property owned by it may continue to be an Unencumbered Property) once the Borrower or the Trust receives Investment Grade Ratings from two of S&P, Moody’s or Fitch, provided that such Subsidiary Guarantor is also released from any other unsecured debt or guaranties of Indebtedness other than trade payables and other obligations incurred in the ordinary course of business, provided that the Property owned by it may no longer be considered an Unencumbered Property if such Subsidiary subsequently incurs unsecured debt or enters into a guaranty of Indebtedness of another Person (unless such Subsidiary executes a new Subsidiary Guaranty).  In addition, at such time as the Borrower or the Trust receives Investment Grade Ratings from two of S&P, Moody’s or Fitch, the Subsidiary owning an Unencumbered Property shall not be required to be a Subsidiary Guarantor in order for such Property to qualify as an Unencumbered Property so long as the Subsidiary owning such Unencumbered Property does not have any other outstanding unsecured debt (other than trade payables and other obligations incurred in the ordinary course of business) or guarantees of Indebtedness.  Subject to the foregoing, the Administrative Agent shall, from time to time, upon request from the Borrower, execute and deliver to the Borrower a written acknowledgement that a Subsidiary has been released from its obligations under the Subsidiary Guaranty and the Lenders and the L/C Issuer hereby authorize the Administrative Agent to deliver such acknowledgement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Negative Pledges.  The Borrower will not permit (i) any Subsidiary Guarantor or, following release of the Subsidiary Guaranty, any Subsidiary owning an Unencumbered Property, to create, incur, assume or permit to exist any Indebtedness (excluding obligations under the Loan Documents, current trade payables and unsecured Indebtedness in the ordinary course of business that is not for borrowed money), and (ii) negative pledge clauses or similar covenants or restrictions or agreements which would entitle an entity to the benefit of any lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) on any Unencumbered Property (other than Permitted Encumbrances provided that Permitted Encumbrances under clauses (h) and (l) of the definition thereof must be in favor of a Loan Party); provided however (a) the foregoing restrictions in (i) and (ii) shall not apply to an unsecured term loan or private placement facility or bond offering (or any guaranty of any of the foregoing) that is pari passu to the Loans (or the Guarantees, as applicable), and (b) clause (ii) shall not apply to (1) restrictions and conditions imposed by law or by this Agreement, (2) restrictions and conditions existing on the date hereof identified on Schedule 6.01 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (3) customary restrictions and conditions contained in agreements relating to the sale of an asset or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the asset or Subsidiary that is to be sold and such sale is permitted hereunder, (4) customary provisions in leases, licenses and other contracts restricting the assignment thereof or (5) customary restrictions in connection with any Permitted Encumbrance or any document or instrument governing any Permitted Encumbrance (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance).

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Unencumbered Property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any Unencumbered Property, except for those Permitted Encumbrances permitted by the definition of Unencumbered Property.

SECTION 6.03.  Fundamental Changes.  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, so long as no Default exists or would result therefrom:

(a)                                 any Person may merge or consolidate with or into (i) the Borrower or the Trust, provided that the Borrower or the Trust, as applicable, shall be the continuing or surviving Person and there is no Change in Control, or (ii) any one or more other Subsidiaries, including newly formed Subsidiaries, provided that when any Subsidiary Guarantor is merging or consolidating with or into another Subsidiary that is not a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may merge, dissolve or liquidate, or sell, transfer, lease or otherwise dispose of any, all or substantially all of its assets, and Borrower may sell, transfer or otherwise dispose of any or all of its direct and indirect Equity Interests in any Subsidiary, provided that if such Subsidiary owns a Property that had been included as an Unencumbered Property, Borrower shall have complied with the requirements of Section 2.23(c) for removal of such Unencumbered Property;

(c)                                  Borrower or Trust may enter into a merger in which such entity is the survivor, and there is no Change in Control and Borrower has complied with Section 6.09, to the extent applicable; and

(d)                                 Any Loan Party may sell, transfer, lease or otherwise dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party (or to any Person that becomes concurrently with such sale, transfer, lease or other disposition a Loan Party pursuant to Section 5.11); provided, any Loan Party that is wholly owned by the Trust shall only be permitted to sell, transfer, lease or dispose of its assets to other Loan Parties that are wholly owned by the Trust pursuant to this clause (d).

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Except as permitted in Section 6.03, the Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except for industrial properties, Cash and Permitted Investments and except that investments shall be permitted in the following categories of assets provided that at any time after Total Asset Value exceeds $300,000,000 for the first time, investments described in (a) through (e) below shall not exceed an aggregate 30% (determined after giving effect to any deductions for any amounts which exceed the thresholds described in (a) through (e) below) of Total Asset Value, and shall be subject to individual limits set forth below:

(a)                                 Ownership of Land up to 5% of Total Asset Value;

(b)                                 Investments in Unconsolidated Affiliates (including real estate funds or privately held companies) up to 20% of total Asset Value;

(c)                                  Ownership of non-industrial improved Properties up to 10% of Total Asset Value;

(d)                                 Debt Instruments (including mezzanine debt and mortgage notes) and investment in any REIT stocks or REIT preferred securities up to 5% of Total Asset Value; and

(e)                                  Ownership of Assets Under Development (which for this purpose shall be the book value plus the budgeted cost to complete) up to 10% of Total Asset Value.

In the event that any Investments exceed the maximum amounts set forth above (including the 30% limitation), such excess Investments shall not constitute an Event of Default but shall be excluded (without duplication) from the calculation of the financial covenants in Section 6.11.

SECTION 6.05.   Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or expected exposure (other than those in respect of Equity Interests  of the Borrower or any of its Subsidiaries), or (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06.  Restricted Payments.  Without the consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time during which an Event of Default is continuing, except (i) to the extent necessary for the Trust or any Subsidiary of the Trust that is a real estate investment trust to maintain its status as a real estate investment trust, so long as no Event of Default under Section 7.01(h) or (i) has occurred and is continuing, and (ii) distributions by any Subsidiary directly or indirectly to the Borrower.

SECTION 6.07.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary taken as a whole than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c)  any Restricted Payment permitted by Section 6.06, and (d) pursuant to each of the agreements listed on Schedule 6.07 attached hereto together with any amendment, modification, renewal, replacement or similar agreement entered into on terms which are not materially less favorable to the Borrower or the Trust (taken as a whole) than the Agreement set forth on Schedule 6.07.

SECTION 6.08.  Reserved.

SECTION 6.09.  Transfers of Direct or Indirect Interests in Borrower.  In addition to the requirement that Borrower shall not permit transfers of direct or indirect interests in Borrower that result in a Change in Control, if the transfer will result in there being a direct or indirect owner of twenty-five percent (25%) or more in  Borrower (other than an entity that owns, directly or indirectly, twenty-five percent (25%) or more of the Borrower as of the date hereof), (a “Material Transfer”) Borrower shall give Administrative Agent prior notice of such Material Transfer and provide to Administrative Agent such information about the transferee as Administrative Agent or any Lender may reasonably request.  In addition, no Material Transfer of a direct or indirect interest in Borrower shall be permitted if such transfer: (i) would result in the representation in Section 3.12 to not be true, (ii) would result in a violation of applicable U.S. Federal law or regulation for Lenders to have a loan outstanding to a borrower in which such proposed transferee owns a direct or indirect interest, or (iii) would in the good faith judgment of the Administrative Agent result in a reasonable likelihood of “reputational risk” for Administrative Agent as a result of doing business with such transferee.  In the event that the Borrower advises the Administrative Agent of a Material Transfer, if Administrative Agent believes that such Material Transfer would violate (ii) or (iii) above, Administrative Agent shall so advise Borrower within ten (10) days after receipt of a notice of the proposed transfer, and the failure of Administrative Agent to do so, shall be deemed determination by Lender that such proposed Material Transfer does not violate (ii) or (iii) above.

SECTION 6.10.  Sanctions Laws and Regulations.  None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Sanctioned Persons or Sanctioned Countries.

SECTION 6.11. Financial Covenants.

After the Initial Pledge Date, the Borrower shall not:

(a)                                 Consolidated Tangible Net Worth. Prior to the second anniversary of the Effective Date, permit Consolidated Tangible Net Worth as of the last day of any fiscal quarter to be less than $2,118,231 plus seventy-five percent (75%) of the aggregate proceeds received by the Borrower or the Trust (net of reasonable related fees and expenses and net of any redemption of shares, units or other ownership interest in the Borrower or Trust during such period) in connection with any offering of stock or other equity after the Effective Date.  On and after the second anniversary of the Effective Date, permit Consolidated Tangible Net Worth as of the last day of any fiscal quarter to be less than $175,000,000; provided that if the Consolidated Tangible Net Worth is less than $175,000,000 but more than $100,000,000, such shortfall shall not be a Default hereunder so long as (i) the Revolving Credit Facility is reduced by an amount that results in the ratio of Consolidated Tangible Net Worth to the Commitment to equal or exceed 1.75 pursuant to such documentation as Administrative Agent may reasonably require to evidence same.  Notwithstanding anything to the contrary in the Agreement, such documentation shall not require the consent or signature of any Lender.  In the event any such reduction would cause the Revolving Credit Exposure of any Lender to exceed its Revolving Commitment, then the Borrower shall repay the Revolving Loans in an amount necessary to eliminate such excess within five (5) days following notice from Administrative Agent.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 as of the last day of any fiscal quarter commencing on the last day of the third fiscal quarter after Borrower’s initial acquisition (the quarter commencing immediately after the quarter in which such acquisition occurs shall be deemed to be the first fiscal quarter after such acquisition) and ending on the first anniversary of the Effective Date, 1.35 as of the last day of any fiscal quarter after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, or 1.50 thereafter. Commencing on the Effective Date and prior to the first testing date described above in this Section 6.11(b), Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 as of the last day of any fiscal quarter, unless, as of such date of determination, Borrower’s balance sheet as of each relevant quarter end shows that the amount of all Cash and Cash Equivalents plus the maximum amount available to be drawn hereunder is at least five percent (5%) of the average usage of the aggregate Commitments for such quarter. In all cases, the Consolidated Fixed Charge Coverage Ratio shall be determined based on information for the most recent quarter annualized.

(c)                                  Consolidated Leverage Ratio. Permit Consolidated Leverage Ratio to be more than sixty-five percent (65%) as of the last day of any of the four fiscal quarters after the date hereof or to be more than sixty percent (60%) as of the last day of any fiscal quarter thereafter, which maximum percentage shall be increased to sixty-five percent (65%) for four (4) consecutive quarters after a Material Acquisition.

(d)                                 Secured Indebtedness.  Permit Total Secured Indebtedness to Total Asset Value to exceed fifty-five percent (55%) as of the last day of any fiscal quarter, which maximum percentage shall be decreased to fifty percent (50%) on and after the first anniversary of the Effective Date and which will further decrease on and after the thirty-six (36) month anniversary of the Effective Date to forty-five percent (45%).

(e)                                  Secured Recourse Indebtedness.  Permit Total Secured Recourse Indebtedness to exceed fifteen percent (15%) of Total Asset Value as of the last day of any fiscal quarter, excluding recourse associated with interest rate hedges.

Notwithstanding anything in this Section 6.11 to the contrary, to the extent Borrower qualifies for and requests the determination of an Equity Release Date in accordance with Section 2.24(b), and at the time of such release the financial covenants required to be satisfied by Borrower to effect such release are more onerous than those required in this Section 6.11, then the more onerous financial covenants shall be required to be maintained from and after the Equity Release Date, measured quarterly.

SECTION 6.12. Borrowing Base Covenants.

After the Initial Pledge Date, Borrower shall:

(a)                                 Maximum Unencumbered Property Pool Debt Yield.  At all times prior to the Equity Release Date (but not thereafter), (i) until the 1st anniversary of the Effective Date, the ratio of Unencumbered Property NOI to Total Unsecured Indebtedness shall not be less eight percent (8%) and (ii) thereafter, the ratio of Unencumbered Property NOI to Total Unsecured Indebtedness shall not be less eight and one half percent (8.5%); provided that such minimum ratio shall be decreased to eight percent (8%) for the four (4) consecutive quarters immediately following a Material Acquisition.

(b)                                 Unencumbered Interest Coverage Ratio.  At all times after the Equity Release Date (but not prior thereto), not permit the Unencumbered Interest Coverage Ratio to be less than 2.00 to 1.00.

(c)                                  Maximum Unencumbered Property Pool Leverage Ratio.  Not permit the Unencumbered Property Pool Leverage Ratio to be more than sixty-five percent (65%) until the first anniversary of the Effective Date and thereafter, not permit the Unencumbered Property Pool Leverage Ratio to be more than sixty percent (60%), which maximum percentage shall be increased to sixty-five percent (65%) for the four (4) consecutive quarters immediately following a Material Acquisition.

(d)                                 Unencumbered Property Pool Criteria.  Comply with the following requirements regarding Unencumbered Properties:

(i)                                     Commencing eighteen (18) months from the Effective Date, there must be a minimum of $50,000,000 in Total Unencumbered Property Pool Value at all times;

(ii)                                  Commencing eighteen (18) months from the Effective Date, there must be at least five (5) Unencumbered Properties;

(iii)                               Commencing with the first calendar quarter end date following the Effective Date, each Unencumbered Property must be located in the continental United States and be (x) directly or indirectly wholly owned by the Borrower or (y) at least 95% directly or indirectly owned by Borrower in the event such Unencumbered Property owner is a real estate investment trust; provided that no more than 10% of the Total Unencumbered Property Pool Value may be attributable to Unencumbered Property included pursuant to this clause (y);

(iv)                              Commencing eighteen (18) months from the Effective Date, no single Unencumbered Property shall account for more than twenty-five percent (25%) of Total Unencumbered Property Pool Value and any amount in excess of twenty-five percent (25%) shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder;

(v)                                 Commencing eighteen (18) months from the Effective Date, the percentage of Total Unencumbered Property Pool Value attributable to Unencumbered Property NOI from a single tenant shall not exceed (x) twenty-five percent (25%) if the tenant has an Investment Grade Rating (or another comparable tenant reasonably approved by the Required Lenders for treatment as an investment grade tenant for the purpose of this provision) or (y) twenty percent (20%) for all other tenants, and any amount in excess of twenty-five percent (25%) or twenty percent (20%), respectively, shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder.

(vi)                              (x) If Total Asset Value is less than $1,000,000,000, then no more than ten percent (10%) of Total Unencumbered Property Pool Value may be attributable to (A) Assets Under Development, (B) Unencumbered Property that is non-industrial improved property or incidental thereto and (C) Land or (y) if Total Asset Value is more than or equal to $1,000,000,000, then no more than twenty-five percent (25%) of Total Unencumbered Property Pool Value may be attributable to (A) Assets Under Development, (B) Unencumbered Property that is non-industrial (or uses incidental thereto) improved property, (C) Land and (D) Lease-Up Properties that are being valued at Property Investment Value after the applicable Lease-Up Property has been owned for more than eighteen (18) months.

(vii)                           Commencing eighteen (18) months from the Effective Date, no more than ten percent (10%) of Total Unencumbered Property Pool Value may be attributable to Unencumbered Properties that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Borrower or a Subsidiary Guarantor).

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee and such failure shall continue unremedied for a period of five days or the Borrower shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days after receipt of written notice of such failure;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other material document delivered by or on behalf of Borrower pursuant to the requirements contained in this Agreement, any Loan Document, or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                                 the Borrower or any other Loan Party (to the extent that the covenant or agreement noted below expressly require performance by such Loan Party) shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 6.03, 6.04, 6.06, 6.10 or 6.11;

(e)                                  the Borrower or any other Loan Party (to the extent such covenant, condition or restriction expressly requires performance by such Loan Party) shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than Sections 6.11 or 6.12, those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower; provided that such period shall be extended for up to an additional thirty (30) days so long as such breach is reasonably susceptible of cure within such additional period and the Borrower or such Loan Party, as applicable, diligently and in good faith continues to prosecute such cure to completion;

(f)                                   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.12 and Borrower shall not have, within sixty (60) days after notice thereof from the Administrative Agent to the Borrower, made or caused to be made a prepayment of the Loans in an amount such that, had such prepayment been made on the last day of the fiscal quarter in which such failure occurred, no such failure shall have occurred; provided that the Lenders shall have no obligation to make additional Loans during such sixty (60) day period unless or until such prepayment is made;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Indebtedness that becomes due as a result of a casualty or insurance recovery event or any voluntary sale or transfer of the property or assets;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Loan Party or its debts, or of a substantial part of its assets, in each case under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j)                                    the Borrower or any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 if Total Asset Value is less than $500,000,000 and $25,000,000 if Total Asset Value is $500,000,000 or more, shall be rendered against the Borrower, any Loan Party or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and, in either case (A) the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or (B) enforcement proceedings shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Loan Party to enforce any such judgment but only if Borrower or any applicable party has not paid such judgment or otherwise set aside such judgment within thirty (30) days after the commencement of enforcement proceedings;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)                             on or after the second anniversary of the Effective Date, the Consolidated Tangible Net Worth is less than $100,000,000;

(n)                                 a Change in Control shall occur; or

(o)                                 any Lien purported to be created by the Pledge Agreement shall cease to be (other than as a result of any action or inaction by the Administrative Agent or any Lender), or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on the equity interests pledged thereunder (subject to Liens permitted hereunder), except in connection with a release of such equity interest in accordance with the terms of this Agreement.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (including the Swingline Commitments and the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(i) hereof; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.   Application of Funds.  After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) then due and payable to the Lenders and Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank (including fees and time charges for attorneys who may be employees of any Lender or the Issuing Bank), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid Letter of Credit Fees and accrued and unpaid interest on the Loans, LC Disbursements and other Obligations then due and payable, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the

Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default (other than a payment Default) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the reasonable consent of the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the reasonable consent of the Borrower so long as no Event of Default has occurred and is continuing, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

All communications from the Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly to any such request, but in any event within ten (10) Business Days after the delivery of such request by Administrative Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.  Nothing in this provision shall restrict the Administrative Agent from requesting a reply to a request for an approval in less than ten (10) Business Days but the deemed approval provided in this provision shall not apply until the expiration of a ten Business Day period.

Each of the Joint Lead Arrangers, Syndication Agent and Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrower agrees that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Borrower or any other Loan Party, assign its rights and obligations as a Joint Lead Arranger under the Loan Documents to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i)                                     if to the Borrower, to it at c/o Dividend Capital, 518 Seventeenth Street, Suite 1700, Denver, CO 80202, Attention: Thomas G. McGonagle, Chief Financial Officer  (Telecopy No. (303) 869-4602, Email: tmcgonagle@industrialpropertytrust.com), with a copy to:  c/o Dividend Capital, 518 Seventeenth Street, Suite 1700, Denver, CO 80202, Attention of General Counsel (Telecopy No. 303 869-4602, Email: jwidoff@dividendcapital.com);

(ii)                                  if to the Administrative Agent, to Wells Fargo attention Kirby Wilson, 600 South 4th Street, 9th Floor, Minneapolis, MN 55415 (kirby.d.wilson@wellsfargo.com), with a copy  to Wells Fargo Bank, 1800 Century Park East, 12th Floor, Los Angeles, CA 90067, Attention: Kevin Stacker (Fax - 310.789.8999; Email: kevin.a.stacker@wellsfargo.com);

(iii)                               if to the Issuing Bank, to Wells Fargo attention Kirby Wilson, 600 South 4th Street, 9th Floor, Minneapolis, MN 55415 (kirby.d.wilson@wellsfargo.com), with a copy  to Wells Fargo Bank, 1800 Century Park East, 12th Floor, Los Angeles, CA 90067, Attention: Kevin Stacker (Fax - 310.789.8999; Email: kevin.a.stacker@wellsfargo.com), and to Bank of America, N.A., 1 Fleet Way, Scranton, PA 18507, Attention: John Yzeik (Scranton_standby_LC@bankofamerica.com), with a copy  to Bank of America, N.A., 901 Main Street, Dallas, TX 75202, Attention: Kurt L. Mathison (Fax — 214.209.0995; Email: Kurt.l.mathison@baml.com); or

(iv)                              if to the Swingline Lender, to Wells Fargo attention Kirby Wilson, 600 South 4th Street, 9th Floor, Minneapolis, MN 55415 (kirby.d.wilson@wellsfargo.com), with a copy  to Wells Fargo Bank, 1800 Century Park East, 12th Floor, Los Angeles, CA 90067, Attention: Kevin Stacker (Fax - 310.789.8999; Email: kevin.a.stacker@wellsfargo.com), and to Bank of America, N.A., (Fax — 312.453.5117; Email: Bank_of_America_As_Lender_1@baml.com), with a copy  to Bank of America, N.A., 901 Main Street, Dallas, TX 75202, Attention: Kurt L. Mathison (Fax — 214.209.0995; Email: Kurt.l.mathison@baml.com); or

(v)                                 if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through Electronic Systems (other than email), to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using other Electronic Systems (in addition to email) pursuant to procedures approved by the Administrative Agent; provided that such other Electronic Systems shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by other electronic communications (in addition to email) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received as provided above, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received on the Business Day notice of and access to such posting is given to the intended recipient thereof in accordance with the standard procedures applicable to such Internet or intranet website; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)                                 Electronic Systems.

(i)                                     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an

Electronic System, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.  Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (x) to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at the rate specified in Section 2.13(c), or (y) to amend or waive any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Disbursement or to reduce any fee payable hereunder, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” , “Required Revolving Lenders”, “Required Term Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby, (vi) release any Guaranty unless expressly provided for in Section 5.11 or release any of the Equity Pledge unless expressly permitted under the terms of this Agreement, without the written consent of each Lender, or (vii)  change the definition of Consolidated Leverage Ratio (or any definition of a term used in such term) in a manner which directly results in a reduction of the Applicable Rate without the written consent of each Lender affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be,  no such agreement shall amend Section 2.20 without the consent of the Administrative Agent, the Swingline Lenders and the Issuing Bank as applicable, and no such amendment shall impose any greater restriction on the assignability of any Lender’s interest under the Revolving Credit Facility or Term Facility without the written consent of the Required Revolving Lenders (in the case of the Revolving Credit Facility) and the written consent of the Required Term Lenders (in the case of the Term Facility).

(c)                                  if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Titled Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lenders in their capacity as such.

(d)                                 To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing at the time of such assignment, any other assignee;

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loans to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment or Loans immediately prior to giving effect to such assignment ;

(C)                               the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Commitment or Term Loan; and

(D)                               each Swingline Lender, provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Commitment or Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $4,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)                                Borrower’s failure to consent to an assignment shall be deemed reasonable if such assignment is to a competitor of Borrower and no Default exists;

(F)                                 each assignment by a Lender shall be of a proportionate amount of its interest in the Revolving Credit Facility and Term Facility; and

(G) after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Revolving Loans or $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower or any of its Affiliates, or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of making or acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Lender selling the participation shall provide Borrower the name of the participant and the amount of such participation upon request.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and except that, upon request of Borrower, the Lender shall provide to Borrower the identity of such participant and the amount of its participation.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, the Issuing Bank or such Lender, as applicable, shall, to the extent not inconsistent with applicable law, use reasonable efforts to promptly inform the Borrower thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or (other than any Ineligible Institution) any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Loan Party that is not known to the Administrative Agent, Issuing Bank or such Lender, as applicable to be subject to a confidentiality agreement with the Borrower or any Loan Party.  For the purposes of this Section, “Information” means all information received from the Borrower , any Loan Party or any Subsidiary relating to the Borrower, any Loan Party or any Subsidiary or its respective businesses (including without limitation the identities of their venture partners), other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information set forth in this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Material Non-Public Information.

(a)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)                                 ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.  Authorization to Distribute Certain Materials to Public-Siders.

(a)                                 The Borrower represents and warrants it will file this Agreement with the SEC within four Business Days following the execution of this Agreement and thereafter none of the information in the Loan Documents will constitute or contain material non-public information within the meaning of the federal and state securities laws.  Commencing four Business Days following the execution of this Agreement, to the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

(b)                                 If the Borrower does not file this Agreement with the SEC within four Business Days following the execution of this Agreement, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders.  The Borrower acknowledges its understanding that, commencing four Business Days following the execution of this Agreement, Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

SECTION 9.16.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Act.  Borrower shall cause each of the Loan Parties to provide the necessary information required by this Section 9.16.

SECTION 9.17. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a.              the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

b.              the effects of any Bail-in Action on any such liability, including, if applicable:

i.                  a reduction in full or in part or cancellation of any such liability;

ii.               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BCI IV OPERATING PARTNERSHIP LP, a Delaware limited partnership

By BLACK CREEK INDUSTRIAL REIT IV INC.,
a Maryland corporation, its General Partner

By:	/s/ LAINIE P. MINNICK
Name:	Lainie P. Minnick
Title:	Managing Director, Debt Capital Markets

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By	/s/ KEVIN A. STACKER
	Name:	Kevin A. Stacker
	Title:	Senior Vice President

WELLS FARGO SECURITIES, LLC, as Joint Lead Arrange and Joint Bookrunner

By	/s/ DARRELL PERRY
	Name:	Darrell Perry
	Title:	Managing Director

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By	/s/ KURT MATHISON
	Name:	Kurt Mathison
	Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By	/s/ PHILIP BEARDEN
	Name:	Philip Bearden
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, Joint Lead Arranger and as a Lender

By	/s/ BENJAMIN KURUVILA
	Name:	Benjamin Kuruvila
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ RYAN M. DEMPSEY
	Name:	Ryan M. Dempsey
	Title:	Authorized Officer